EXHIBIT 12


                                                  ASHLAND INC.
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (In millions)

                                                                                                                Three months ended
                                                                     Years ended September 30                       December 31
                                                     ------------------------------------------------------   ----------------------
                                                         1998       1999        2000       2001        2002        2001         2002
EARNINGS                                             --------   --------    --------   --------   ---------   ---------   ----------
--------
Income from continuing operations                    $    178   $    291    $    288   $    403   $     129   $      38   $        3
Income taxes                                              114        194         189        273          71          24            1
Interest expense                                          133        141         189        160         133          35           31
Interest portion of rental expense                         40         35          39         41          36           9            8
Amortization of deferred debt expense                       1          1           2          2           2           1            1
Distributions in excess of (less than) earnings
    of unconsolidated affiliates                          (62)       (12)       (112)       (90)         20          67           47
                                                     --------   --------    --------   --------   ---------   ---------   ----------
                                                     $    404   $    650    $    595   $    789   $     391   $     174   $       91
                                                     ========   ========    ========   ========   =========   =========   ==========

FIXED CHARGES
-------------
Interest expense                                     $    133   $    141    $    189   $    160   $     133   $      35   $       31
Interest portion of rental expense                         40         35          39         41          36           9            8
Amortization of deferred debt expense                       1          1           2          2           2           1            1
                                                     --------   --------    --------   --------   ---------   ---------   ----------
                                                     $    174   $    177    $    230   $    203   $     171   $      45   $       40
                                                     ========   ========    ========   ========   =========   =========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                       2.32       3.67        2.59       3.89        2.29        3.87         2.28

